EXHIBIT 99.3

2010
First Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) First Quarter 2010 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made.  Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 25 and 26 of this Supplement, in the Company’s 2009 Annual Report to Shareholders, in its 2009 Annual Report on Form 10-K and in other reports on file with the Securities and Exchange Commission.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

FINANCIAL RESULTS

•
First quarter diluted EPS from continuing operations attributable to common shareholders of $0.73 increased 128% versus $0.32 last year.  Total revenues net of interest expense increased 11%.  The revenue increase was driven by the impact of the consolidation of off-balance sheet cardmember loans and related debt discussed in detail below. Return on average common equity (“ROCE”) was 17.1% and return on average tangible common equity (“ROTCE”), which excludes goodwill and intangibles, was 22.2%.*

-
The discontinued operations line in the Consolidated Financial Statements contains the results of operations, assets and liabilities related to various business sales.  During 1Q’09 this primarily included the results from American Express International Deposit Company (“AEIDC”), which was sold to Standard Chartered PLC (“Standard Chartered”) during 3Q‘09.

--	1Q’09 results included $6MM of losses from discontinued operations versus nil in 1Q’10.

-	Including discontinued operations, diluted EPS on net income attributable to common shareholders of $0.73 increased 135% versus $0.31 last year.

ADOPTION OF GAAP GOVERNING TRANSFERS OF FINANCIAL ASSETS & RELATED IMPACT

•
On January 1, 2010, the Company consolidated its off balance sheet cardmember loans and related debt onto its balance sheet in compliance with generally accepted accounting principles (GAAP) governing transfers of financial assets and consolidation of variable interest entities (referred to herein as “new GAAP adopted effective January 1, 2010”, and formerly known as “SFAS 166/167”).  In connection with the adoption of these standards, the Company recorded a $2.6B pre-tax charge ($1.8B after-tax) to shareholders’ equity primarily to establish reserves against the loans being brought onto its balance sheet.  The adoption of these standards eliminates the securitization income, net line from the Company’s Consolidated Statements of Income starting in 1Q’10, as income and expense related to securitized loans and related debt are now reported on the natural income statement lines.  The Company did not restate prior period results.

A summary of the major balance sheet impacts of the new GAAP adopted effective January 1, 2010 follows:

($ in billions)
	Balance @ 12/31/2009	Adjustments	Balance @ 1/1/2010
Cardmember Loans	$32.8	$29.0	$61.8
Loss Reserves (Cardmember Loans)	(3.3)	(2.5)	(5.8)
Investment Securities	24.3	(3.6)	20.7
Other Receivables	5.1	(1.9)	3.2
Other Assets	13.2	2.2	15.4

Long Term Debt	52.3	25.0	77.3

Shareholders’ Equity	14.4	(1.8)	12.6

In addition, the Company has historically provided an “owned” basis and “managed” basis presentation of certain key loan metrics where “owned” basis metrics were prepared in accordance with GAAP and “managed” basis metrics included both non-securitized and securitized loan portfolios.  Please see the “Total Portfolio” discussion on pages 16-17 for a further description of currently reported metrics.

BUSINESS METRICS

•	Compared with the first quarter of 2009:

-
Worldwide billed business of $161.0B increased 16% reflecting card spending improvement across all segments and the benefit of an easier year-over-year comparison to 1Q’09, which included sharp reductions in spending volumes amidst the global economic slowdown.  Adjusted for the impact of changes in foreign exchange rates, worldwide billings grew 12%.

_______________________________________________________
*Please refer to Appendix I of the First Quarter 2010 Earnings Release for the components of return on average equity (“ROE”), ROCE and ROTCE on a consolidated basis and Appendix II for return on average segment capital (“ROSC”) and return on average tangible segment capital (“ROTSC”) on a segment basis.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

-
Worldwide total cards-in-force of 88.0MM decreased 4%, or 3.6MM, from last year, and increased 100K from last quarter.  The decrease versus last year reflects the cancellation of 2.8MM inactive cards during the second and third quarters of 2009.

-
Worldwide average spending per proprietary basic cards-in-force of $3,012 increased 23% during the quarter reflecting the improvement in volume levels and the effect of the inactive card cancellations referenced above.  Adjusted for the impact of changes in foreign exchange rates, worldwide average spending per proprietary basic card grew 20%.

-
Worldwide cardmember loan balances of $57.6B increased 57% on a GAAP basis.  On a comparable total portfolio basis, including securitized loans in both periods, cardmember loan balances of $57.6B declined 11%, reflecting the impact of last year’s credit-related actions, higher payment rates and consumer deleveraging, partially offset by the higher 1Q’10 spending levels.

FINANCIAL HIGHLIGHTS

•	Discount Revenue: Increased 13% reflecting higher billed business volumes partially offset by a slight decline in the discount rate.

•
Securitization Income, Net:  In accordance with the new GAAP adopted effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.  Securitization income, net was $141MM in 1Q’09.

•
Net Interest Income:  Increased 42%, primarily reflecting higher loan balances and related debt due to the new GAAP adopted effective January 1, 2010 as interest income and interest expense from loans and debt previously held off balance sheet are now reported in the net interest income line, where in previous periods they are components of securitization income, net.  Interest income and interest expense from the higher loan and debt balances were partially offset by lower average non-securitized cardmember loans, as well as a lower net yield, as reduced market interest rates, the impact of various customer assistance programs and the implementation of elements of the recently passed H.R. 627: Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”) more than offset the benefit of certain repricing initiatives effective during 2009.

•
Total Provisions for Losses: Decreased 48%, primarily driven by lower reserve requirements due to improving credit performance within both the charge card and cardmember loan portfolios, partially offset by write-offs related to securitized loans, which are reported in securitization income, net in prior periods and are now reported in provisions for cardmember loan losses.

•
Marketing and Promotion Expenses:  Increased 72% versus last year as lower credit provision expenses and better business trends enabled higher investment levels.  Marketing and promotion expense declined 17% or $118MM versus 4Q’09, reflecting normal seasonal trends.

•
Cardmember Rewards Expense:  Increased 44%, primarily due to higher redemption rates, reflecting various redemption option value improvements and a more tenured user base due to recent low acquisition levels; greater rewards-related spending volumes; redemption mix changes; and increased co-brand expenses.

•
Salaries and Employee Benefits Expense: Increased 6%, primarily reflecting higher incentive compensation expense, the impact of foreign currency translation and severance costs in the Global Commercial Services (“GCS”) segment.  These were partially offset by lower employee levels and related expenses due to the benefits of the Company’s reengineering initiatives.

- Compared with last year, the total employee count from continuing operations of 58,500 decreased by 5,100 employees, or 8%. Compared with last quarter, the employee count increased by 200 employees.

•
Segment Allocation Changes:  Beginning 1Q‘10, the Company changed the manner in which it allocates interest expense and capital to its reportable operating segments.  The changes reflect modifications in allocation methodology that the Company believes more accurately reflect the funding and capital characteristics of its segments.  The change to interest allocation also impacted the consolidated and segment reported net interest yield on cardmember loans.  The segment results and net interest yield on cardmember loans for quarters prior to 1Q’10 have been restated for this change.

•
Charge Card Write-off Period Changes:  In 1Q ’10, the Company modified its reporting in the International Card Services (“ICS”) and GCS segments to write-off past due cardmember receivables when 180 days past due or earlier, versus its prior methodology of writing them off when 360 days past billing or earlier.  This change is consistent with bank regulatory guidance and the write-off methodology adopted for the cardmember receivables portfolio in the U.S. Card Services (“USCS”) segment in 4Q’08.  This change resulted in approximately $60MM and $48MM of net write-offs for ICS and GCS, respectively, being included in 1Q’10, which increased the net loss ratios and decreased the 90 days past billing metrics for these segments, but did not have a substantial impact on provisions for losses.  Additionally, beginning in 1Q’10, the Company revised the net loss ratio in the ICS and GCS segments to exclude net write-offs related to unauthorized transactions, consistent with the methodology employed in calculating the net write-off rate for USCS.  Lastly, in 1Q’10, the Company also enhanced the methodology for assessing the adequacy of its reserves.  These modifications do not result in a change in management’s view of the Company’s underlying credit quality or risk profile for its charge card portfolio.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

CAPITAL

•
Capital Purchase Program:  On January 9, 2009, as part of the U.S. Department of the Treasury’s (the “Treasury”) Capital Purchase Program (“CPP”), the Company issued to the Treasury $3.39B of preferred shares.  Additionally, the Company issued warrants with a 10-year term to purchase common shares for up to 15% of that amount, or 24.3MM shares, at a per share exercise price of $20.95.  In 1Q‘09, both the preferred shares and warrants were recorded in the equity section in the Company’s balance sheet at $3.16B and $232MM, respectively.  The preferred shares were scheduled to accrete to their face value over a five year period.

On June 9, 2009, the Company announced that it had received notification from the Treasury that it had met all of the requirements to repurchase the CPP preferred shares.  This included the pre-condition that the Company raise capital in the public markets, which it successfully did with its issuance of $3.0B of non-guaranteed senior debt on May 18, 2009 and the completion of a $500MM common equity offering on June 5, 2009.   As such, the Company completed the repurchase of the CPP shares on June 17, 2009.  Upon repurchase, the accretion of the preferred shares to face value was accelerated, amounting to a one-time negative EPS impact during 2Q‘09 of $212MM, or $0.18 per basic and diluted common share.

On July 29, 2009, the Company repurchased the warrants issued under the CPP Program for $340MM, which provided the Treasury with an annualized return on the Company’s CPP participation of 26%.  The warrant repurchase resulted in a reduction of cash and corresponding adjustment to Retained Earnings and Additional Paid-In Capital on the Company’s Consolidated Balance Sheet.  There was no impact to the Company’s net income or EPS.

•	Capital Distribution to Shareholders: During 1Q‘10, approximately 22% of capital generated was distributed to shareholders through our quarterly common share dividend.

No shares have been repurchased over the last eight quarters, as share repurchases were suspended during 1Q‘08 in light of the challenging global economic environment and limitations while participating in the CPP.  Since the inception of repurchase programs in December 1994, 670MM shares have been acquired under cumulative Board authorizations to repurchase up to 770MM shares.  On a cumulative basis, since 1994 the Company has distributed 66% of capital generated through share repurchases and dividends.

- Shares Outstanding:
	Millions of Shares
	1Q‘10	4Q‘09	1Q‘09
Shares outstanding – beginning of period	1,192	1,189	1,160
Repurchase of common shares	-	-	-
Employee benefit plans, compensation and other	6	3	8
Shares outstanding – end of period	1,198	1,192	1,168

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

•	Capital Ratios: As of March 31, 2010, the Company’s key consolidated capital ratios* were as follows:

($ in billions, except percentages)	March 31, 2010	Current “Well Capitalized” Regulatory Benchmarks
Risk-Based Capital
Tier 1	9.8%	6%
Total	12.0%	10%

Tier 1 Leverage	7.8%	5%
Tier 1 Common Equity/Risk Weighted Assets (RWA)	9.8%	TBD
Tangible Common Equity (TCE)/RWA	9.5%

Tier 1 Capital	$10.4
Tier 1 Common Equity	$10.4
Tier 2 Capital	$2.3
Total Average Assets†	$134.7
RWA	$106.6
TCE††	$10.1

FUNDING AND LIQUIDITY

•	Funding Activities: During 1Q‘10, the Company primarily funded its business through deposit-taking activities.

-	Deposits: The Company held the following deposits as of 1Q‘10.

($ in billions)	1Q‘10	4Q‘09	Change
U.S. Retail Deposits†††	$27.4	$25.6	$1.8
Other Deposits	0.7	0.7	-
Total	$28.1	$26.3	$1.8

The weighted average original and remaining maturity on outstanding U.S. retail CDs was 31 and 23 months, respectively. The average rate at issuance was 2.3%.

-
Asset Backed Securitization:  On March 24, 2010, the Company sold $117MM of retained Class B (AA+/A2) investor certificates.  In light of prevailing market conditions since 3Q’07, the Company had typically retained non-AAA rated investor certificates issued as part of its securitization transactions.  The sold certificates have a coupon of 1-month    LIBOR + 110bp.

•	Funding Sources: The Company’s primary funding sources consist of retail deposits, unsecured debt and asset-backed securities.

The Company offers deposits within its American Express Centurion Bank and American Express Bank, FSB (“FSB”) subsidiaries (together, the “Banks”).  These funds are insured up to $250,000 through the Federal Deposit Insurance Corporation (“FDIC”).  During 2Q‘09, the Company, through FSB, launched a direct deposit-taking program, Personal Savings from American Express, to supplement its distribution of deposit products through third-party distribution channels.  This program makes FDIC-insured certificates of deposit (“CDs”) and high-yield savings account products available directly to consumers.

The Company currently has an objective to hold excess cash and readily marketable securities to satisfy all maturing long-term funding obligations for a 12-month period, in addition to having access to significant additional contingent liquidity sources, in the event that access to its primary funding sources should become unavailable.  As of March 31, 2010, the Company held $27B** of excess cash and readily marketable securities versus $20B of long-term debt and CDs maturing over the next twelve months.

____________________________________________________________________
*      These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s First Quarter 2010 Form 10-Q.
**  Excess cash includes $0.4B classified as other assets on the balance sheet, which is held against certain forthcoming asset-backed securitization maturities.
†      For the purpose of calculating the Tier 1 Leverage Ratio.
 ††  Based upon common shareholders’ equity of $13.4B less goodwill and intangibles of $3.3B.
           ††† Includes all deposits outstanding through the Company’s brokered retail CD and sweep programs, in addition to its Personal Savings direct deposit program.

††

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

-	Additional Funding Sources: The Company can also draw upon the following other funding sources:

--	Commercial Paper: At March 31, 2010, the Company had $0.9B of commercial paper outstanding.

--
Discount Window:  The Banks are insured depository institutions that have the capability of borrowing from the Federal Reserve Bank of San Francisco (i.e., access to the Federal Reserve Bank discount window), subject to the amount of qualifying collateral that they pledge. The Federal Reserve has indicated that both credit and charge card receivables are a form of qualifying collateral for secured borrowings made through the discount window.

--
Bank Lines:  At March 31, 2010, the Company maintained committed bank lines of credit totaling $12.0B, of which $3.3B was drawn as part of the Company’s normal non-U.S. funding activities. The committed facilities have $2.0B of expirations in 2010 and $3.3B in 2011, with the remainder expiring in 2012.

•
Maturity Obligations:  The maturities of the Company’s long-term unsecured debt, debt issued in connection with asset-backed securitizations and long-term CDs for the following four quarters are as follows:

($ in billions)	Funding Maturities
Quarter Ending:	Unsecured Debt	Asset-Backed Securitizations	Certificates of Deposit	Total
June 30, 2010	$2.6	$1.8	$-	$4.4
September 30, 2010	1.0	2.3	0.2	3.5
December 31, 2010	3.4	1.5	1.6	6.5
March 31, 2011	-	3.2	2.0	5.2
	$7.0	$8.8	$3.8	$19.6

OTHER ITEMS OF NOTE

•
Revolution Money:  On November 18, 2009, the Company agreed to acquire Revolution Money (“Revolution”), a Revolution LLC company.  Revolution provides a secure person-to-person payments service through an internet based platform.   Its online person-to-person payment accounts are FDIC-insured and suited for social and instant messaging networks. Additionally, Revolution offers the RevolutionCard, a general-use PIN-based card with enhanced security; no name or account number appears on the card and transactions are processed using PIN numbers.  The Company believes that Revolution’s assets and expertise both complement its existing payments and processing capabilities, but also provides it with innovative technology and expertise which can help extend its leadership beyond the traditional payments arena.

The transaction closed on January 15, 2010 upon receipt of regulatory approval for a cash purchase price of approximately $305MM.

•
Reengineering Initiatives:  In 4Q’08 and 2Q’09 the Company undertook major reengineering initiatives which together were expected to produce cost benefits of approximately $2.6B in 2009 versus the previously anticipated spending levels. These initiatives included: reducing staffing levels and compensation expenses (expected benefit of $875MM in 2009), reducing certain operating costs (expected benefit of $250MM in 2009) and scaling back investment spending (expected benefit of $1.5B in 2009).  The Company recorded restructuring charges of $404MM ($262MM after-tax) in 4Q’08 and $182MM ($118MM after-tax) in 2Q’09, respectively, primarily associated with severance and other costs related to the elimination of a total of approximately 11,000 positions, which accounted for approximately 17% of its global workforce as of September 30, 2008.

As the Company has previously indicated, beginning in 3Q‘09, benefits related to better than initially forecasted credit and business trends for 2009, which have continued into 2010, were utilized to increase spending on marketing and other business-building initiatives during the second half of the year.  This has reduced the expected carryover into 2010 of the reengineering benefits previously discussed in 2009 related to investment spending and position eliminations, although the employee count decline of 8,000, or 12%, since 9/30/08, primarily due to these initiatives, will continue to provide benefits.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

Despite improved business performance, the Company continues to identify new reengineering opportunities.  In 1Q’10, income from continuing operations reflects $16MM ($11MM after-tax) of net reengineering costs, primarily in the GCS segment.

•
Visa and MasterCard Litigation Settlements:  In November of 2004, the Company filed suit against Visa Inc., Visa USA and Visa International (collectively “Visa”), MasterCard Inc. (“MasterCard”) and certain of their member banks to seek monetary damages for the lost business opportunity that resulted from the illegal conspiracy to boycott American Express from partnering with U.S. credit card issuing banks.  The Company reached agreements with Visa on November 7, 2007 and with MasterCard on June 25, 2008.  All defendants were removed and the case was dismissed.

Under the terms of the settlement agreements, the Company will receive aggregate maximum payments of up to $2.25B from Visa and $1.8B from MasterCard.  The settlement with Visa is comprised of an initial payment of $1.13B ($700MM after-tax) that was recorded in 4Q‘07 and received in March 2008, and quarterly payments of up to $70MM ($43MM after-tax) for four years from 1Q‘08 through 4Q‘11. The settlement with MasterCard is comprised of quarterly payments of up to $150MM ($93MM after-tax) for three years from 3Q‘08 through 2Q‘11.  The Company recognized $70MM from Visa for each of the past nine quarters and $150MM from MasterCard for each of the past seven quarters pursuant to these agreements.

The installment payments from both parties are subject to the Company achieving certain quarterly performance criteria in the Global Network Services (“GNS”) business within the U.S., which the Company believes it is positioned to meet.  Payments earned through March 2010 have been recorded as a reduction to the “other, net” expense line within the Corporate & Other segment.

 EXPANDED PRODUCTS AND SERVICES

•	During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

In our proprietary issuing and network businesses the Company:

-
Launched LoyaltyEdge(SM), a new line of business that leverages American Express’ partner network, capabilities, and customer insights to create, implement, and/or enhance customer loyalty programs for strategic business partners and merchants.  The Company’s long-time strategic partner, Delta Air Lines, is the first to utilize the services of LoyaltyEdge.

-
Enhanced the Membership Rewards® program for 2010, including the addition of new partners in the travel, shopping, dining, entertainment and financial services industries (such as the option to use points for tax payments).  The Company also increased the program’s flexibility for consumers, for example, by offering lower point redemption opportunities and through the expansion of retail and dining partners.

-
Expanded the OPEN Savings program, through a new partnership with Air Tran Airways, a leading low-cost airline for business travelers.  OPEN Savings provides small business owners with savings if they use their American Express® Business Card to make purchases with any OPEN Savings Partner.

-
Launched several programs to support business customers.  This included: (a) the launch of aXcentis, which focuses on delivering localized, flexible and comprehensive travel management programs to small and mid-sized companies with up to $10MM in annual travel spending; (b) the announcement with Concur to offer global clients a comprehensive, end-to-end corporate travel and expense management program, which expands upon Concur’s current partnership with GCS; and (c) the launch of an online, interactive travel management scorecard to measure travel program effectiveness.

-
Supported relief efforts in Haiti through the rebate of our merchant discount rate for charitable contributions made on the American Express Card to certain non-profit organizations, as well as donated significant funds in support of these efforts in both Haiti and Chile.

-
Expanded our existing relationship with Tribeca Enterprises to become a Founding Partner of Tribeca Film, a comprehensive distribution and marketing platform for independent films, and Tribeca Film Festival Virtual, which offers audiences an opportunity to experience the Tribeca Film Festival through online resources.

-
With Take Part, a content-driven social action network, announced the return of the Members Project, an online initiative that provides cardmembers with a passion for philanthropy to take action and drive engagement in charitable causes.

-
Was recognized by the Ethisphere Institute as one of the “World’s Most Ethical Companies” in 2010, through the implementation of business practices and initiatives which are designed to raise the bar for ethical standards within the industry.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

In the GNS business the Company:

-
Announced a new partnership with Macy’s, Inc. under which Macy’s and Bloomingdale’s credit cards, currently operating over the Visa network, will be co-branded with American Express and issued by Citi, the issuer of the current Macy's and Bloomingdale's credit cards, later this year.

-	Partnered with Regions Bank in the U.S. to launch the Regions Reserve(SM) American Express® Card, developed for Regions Bank’s Private Banking clients.

-
Supported existing GNS partners in launching a wide range of new products and services. These include: The American Express® Gold Corporate Card with Danamon (Indonesia); The Platinum® Card with International Bank of Azerbaijan (Azerbaijan); and three supermarket co-brand cards, the Lotte Super Plus American Express® Card with Lotte Card (Korea) and the Banco de Guayaquil Supermaxi American Express® Card and Banco de Guayaquil Supermaxi Platinum American Express® Card with Banco de Guayaquil (Ecuador).

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

Statements of Income
(GAAP basis)
(Preliminary)	Quarters Ended		Percentage
(Millions, except per share amounts)	March 31,		Inc/(Dec)
	2010	2009
Revenues
Non-interest revenues
Discount revenue	$3,466	$3,066	13%
Net card fees	521	532	(2)
Travel commissions and fees	386	365	6
Other commissions and fees	500	453	10
Securitization income, net*	NA	141	-
Other	426	450	(5)
Total non-interest revenues	5,299	5,007	6
Interest income
Interest and fees on loans	1,775	1,292	37
Interest and dividends on investment securities	117	154	(24)
Deposits with banks and other	13	28	(54)
Total interest income	1,905	1,474	29
Interest expense
Deposits	128	85	51
Short-term borrowings	1	27	(96)
Long-term debt and other	469	443	6
Total interest expense	598	555	8
Net interest income	1,307	919	42
Total revenues net of interest expense	6,606	5,926	11
Provisions for losses
Charge card	227	336	(32)
Cardmember loans	688	1,414	(51)
Other	28	53	(47)
Total provisions for losses	943	1,803	(48)
Total revenues net of interest expense after provisions for losses	5,663	4,123	37

Expenses
Marketing and promotion	595	345	72
Cardmember rewards	1,218	846	44
Cardmember services	149	111	34
Salaries and employee benefits	1,327	1,253	6
Professional services	561	519	8
Occupancy and equipment	384	358	7
Communications	95	104	(9)
Other, net	82	43	91
Total	4,411	3,579	23

Pretax income from continuing operations	1,252	544	#
Income tax provision	367	101	#
Income from continuing operations	885	443	100
Loss from discontinued operations, net of tax	-	(6)	#
Net income	$885	$437	#

Income from continuing operations attributable to common shareholders**	$873	$367	#
Net income attributable to common shareholders**	$873	$361	#

Earnings Per Common Share-Basic
Income from continuing operations attributable to common shareholders	$0.74	$0.32	#
Loss from discontinued operations	-	(0.01)	#
Net Income attributable to common shareholders	$0.74	$0.31	#

Earnings Per Common Share-Diluted
Income from continuing operations attributable to common shareholders	$0.73	$0.32	#
Loss from discontinued operations	-	(0.01)	#
Net Income attributable to common shareholders	$0.73	$0.31	#

Average Shares Outstanding
Basic	1,185	1,156	3
Diluted	1,191	1,156	3

__________________________
#   Denotes a variance of more than 100%.
*    In accordance with the new GAAP adopted effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.
  **     Represents income from continuing operations or net income, as applicable, less (i) preferred share dividends and related accretion of $72MM for 1Q’09 and (ii) earnings allocated to participating share awards and other items of $12MM and $4MM for 1Q’10 and 1Q’09, respectively.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

• •
Consolidated Total Revenues Net of Interest Expense:  Consolidated total revenues net of interest expense increased 11% versus last year reflecting increases of 14% in USCS, 9% in both ICS and GCS, and 16% in Global Network & Merchant Services (“GNMS”).  The increase in total revenues net of interest expense was driven by the new GAAP adopted effective January 1, 2010 which caused the reporting of write-offs related to securitized loans to move from securitization income, net in 1Q’09 to provisions for cardmember loan losses in 1Q’10.  In addition, total revenues net of interest expense reflects higher discount revenues, higher other commissions and fees and higher travel commissions and fees, offset by lower net interest income on the combined securitized and non-securitized loan portfolio, reduced other revenues, and lower net card fees. On an F/X adjusted basis, consolidated total revenues net of interest expense increased 8%.*

Consolidated Provisions for Losses:  Consolidated provisions for losses decreased 48% versus last year, reflecting decreases of 50% in USCS, 53% in ICS and 40% in GNMS, partially offset by a 66% increase in GCS.  Provisions for losses declined despite the new GAAP adopted effective January 1, 2010 which causes write-offs related to securitized loans to be reported in the provisions for losses line in 1Q’10 as opposed to securitization income, net in 1Q’09.  The provision decrease reflects the benefit of improving year-over-year credit metrics in both the cardmember loan and charge card portfolios.  On an F/X adjusted basis, consolidated provisions for losses decreased 49%.*

•
Consolidated Expenses:  Consolidated expenses increased 23%, reflecting increases of 25% in USCS, 17% in ICS, 5% in GCS and 29% in GNMS.  The total expense increase reflected increased cardmember rewards expenses, increased marketing and promotion expenses, higher salaries and employee benefits expenses, higher professional services expenses, higher other, net expenses, increased cardmember services expenses and higher occupancy and equipment expenses, partially offset by lower communications expenses.  On an F/X adjusted basis, consolidated expenses increased 19%.*

•	Pretax Margin: Was 19.0% of total revenues net of interest expense in 1Q‘10 compared with 9.2% in 1Q‘09.

•	Effective Tax Rate: Was 29% in 1Q‘10 versus 19% in 1Q‘09. The tax rates in both quarters reflect the level of pretax income in relation to recurring permanent tax benefits.

•
Discount Revenue:   Increased 13% on a 16% increase in billed business.  The lesser revenue versus billed business growth reflects the relatively faster growth in billed business related to GNS, where discount revenue is shared with card issuing partners, as well as a slight decline versus last year in the average discount rate.

-
The average discount rate** was 2.55% in 1Q‘10 versus 2.51% in 4Q‘09 and 2.56% in 1Q‘09.  The increase in the rate versus 4Q‘09 reflects the normal seasonal impact of a relatively lower level of retail-related business volumes during the first quarter.  As indicated in prior quarters, selective repricing initiatives, changes in the mix of business and volume-related pricing discounts will likely result in some erosion of the average discount rate over time.

___________________________________________________

*As reported in this Earnings Supplement, F/X adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended March 31, 2010 apply to the period(s) against which such results are being compared).  Management believes that the presentation of information on an F/X adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

** For additional information about discount rate calculations, please refer to the First Quarter 2010 Earnings Release, American Express Company Selected Statistical Information pages.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

	Quarters Ended March 31,		Percentage Inc/(Dec)
	2010	2009
Card billed business* (billions):
United States	$108.0	$97.4	11%
Outside the United States	53.0	41.8	27
Total	$161.0	$139.2	16
Total cards-in-force (millions):
United States	48.8	53.4	(9)
Outside the United States	39.2	38.2	3
Total	88.0	91.6	(4)
Basic cards-in-force (millions):
United States	38.1	41.6	(8)
Outside the United States	34.4	33.3	3
Total	72.5	74.9	(3)
Average basic cardmember spending**
United States	$3,146	$2,587	22
Outside the United States	$2,683	$2,077	29
Total	$3,012	$2,443	23

-
Worldwide Billed Business:  The 16% increase in worldwide billed business reflected growth of 9% in USCS, 19% in ICS, 23% in GCS and 36% in GNS.  The table below summarizes selected billed business related statistics for 1Q ‘10:

	Percentage Increase/(Decrease)	Percentage Increase/(Decrease) Assuming No Changes in Foreign Exchange Rates
Worldwide***
Total billed business	16%	12%
Proprietary billed business	13	10
GNS	36	25
Average spending per proprietary basic card	23	20
Basic cards-in-force	(3)
U.S.***
Billed business	11
Average spending per proprietary basic card	22
Basic cards-in-force	(8)
Proprietary consumer card billed business†	10
Proprietary small business billed business†	6
Proprietary Corporate Services billed business††	20
Outside the U.S.***
Billed business	27	14
Average spending per proprietary basic card	29	16
Basic cards-in-force	3
Proprietary consumer and small business billed business†††	19	6
Proprietary Corporate Services billed business††	28	16

______________________________________
   *  For additional information about billed business, please refer to the First Quarter 2010 Earnings Release, American Express Company Selected Statistical Information pages.
  **  Proprietary card activity only.
***  Captions not designated as “proprietary” or “GNS” include both proprietary and GNS data.
    †  Included in USCS.
     ††  Included in GCS.
   †††  Included in ICS.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

--	U.S. non-T&E-related volume categories (which represented approximately 70% of total U.S. billed business) and T&E volumes both increased 11%.
--
U.S. airline-related volume, which represented approximately 10% of total U.S. volumes during the quarter, increased 21% due to a 14% increase in airline transactions and a 6% increase in the average airline charge.

--
Worldwide airline volumes, which represented approximately 11% of total volumes during the quarter, increased 23% due to a 12% increase in airline transactions and 10% increase in the average airline charge.

--
Assuming no changes in foreign exchange rates:  Total billed business outside the U.S. reflected a mid-single-digit increase in Canada, a low-double-digit increase in Europe, a mid-teen increase in Latin America and a low 20% increase in Asia Pacific.

-
Total cards-in-force:  Declined 4% worldwide due to decreases of 9% in USCS, 5% in ICS and 4% in GCS, partially offset by a 6% increase in GNS.  The declines in USCS and ICS reflect the cancellation of approximately 2.8MM inactive cards during 2Q’09 and 3Q’09.

--	During the quarter, total cards-in-force decreased by 100K in the U.S., and increased by 200K outside the U.S.

•	Net Card Fees: Decreased 2% as the decline in total proprietary cards-in-force was partially offset by a higher average fee per card.

•	Travel Commissions and Fees: Increased 6%, primarily reflecting a 20% increase in worldwide travel sales, partially offset by a lower sales revenue rate.

•
Other Commissions and Fees:  Increased 10%, driven primarily by the new GAAP adopted effective January 1, 2010 where fees related to securitized receivables, are now recognized as other commissions and fees starting in 1Q’10.  These fees were previously reported in securitization income, net.  The increase also reflects greater foreign currency conversion revenues related to higher spending, partially offset by lower delinquency fees in the non-securitized cardmember loan portfolio.

•
Securitization Income, Net: In accordance with the new GAAP adopted effective January 1, 2010, the Company no longer reports securitization income, net in its Income Statement.  The components of securitization income, net now appear on the relevant natural income statement lines.  For the period ended 1Q’09  securitization income, net represented the non-credit provision components of the gains/(losses) from securitization activities within USCS, excess spread, net* related to securitized loans and servicing income, net of related discounts or fees.

-	Components of Securitization Income, Net:
(millions)	Quarter Ended March 31,
2009
Excess spread, net*	$2
Servicing fees	139
Gain/(Loss) on securitizations**	-
Total securitization income, net	$141

•
Other Revenues:  Decreased 5%, primarily reflecting decreased revenues from the Corporate Payment Services (“CPS”) acquisition, due to the migration of clients to the AXP network during 1Q’09, partially offset by higher GNS partner-related revenue.

•	Total Interest Income: Increased 29%.

-
Interest and Fees on Loans:  Increased 37%, driven by an increase in the average loan balance resulting from the consolidation of securitized receivables in accordance with the new GAAP adopted effective January 1, 2010.  Interest income related to securitized receivables is reported in securitization income, net in prior periods, but is now reported in interest and fees on loans.  The increase related to this consolidation was partially offset by lower average non-securitized cardmember loans, as well as by a lower yield on cardmember loans as reduced market interest rates, the impact of various customer assistance programs and the implementation of elements of the CARD Act more than offset the benefit of certain repricing initiatives effective during 2009.

____________________________________
*  Excess spread, net is the net cash flow from interest and fee collections allocated to the investors’ interests after deducting the interest paid on investor certificates, credit losses, contractual servicing fees, other expenses and changes in the fair value of the interest-only strip (“I/O Strip”).
  **   Excludes ($93MM) of impact from cardmember loan maturities which is reflected in provisions for cardmember loan losses.

-	Interest and Dividends on Investment Securities: Decreased 24%, primarily reflecting decreased short-term investment levels and reduced investment yields.

-	Deposits with Banks and Other: Was $13MM versus $28MM in 1Q‘09, primarily due to the lower market interest rate environment.

•	Total Interest Expense: Increased 8%.

-	Deposits: Increased 51% versus last year, as a significant increase in balances was partially offset by a lower cost of funds.

-	Short-term Borrowings: Decreased significantly to $1MM, reflecting lower short-term debt levels due to the strategic shift to deposit funding.

-
Long-term Debt and Other:  Increased 6%, reflecting the consolidation of long-term debt associated with securitized loans previously held off balance sheet in accordance with the new GAAP adopted effective January 1, 2010.  Interest expense related to this debt is reported in securitization income, net in prior periods, but is now reported in long-term debt and other interest expense.  Excluding this impact, lower average debt outstanding unrelated to securitized loans was offset by a higher cost of funds.

•	Charge Card Provision for Losses: Decreased 32%, driven by improving credit performance.

-	Worldwide Charge Card:*

--	The write-off rate and delinquency trends across segments were mixed versus last year and last quarter, partially due to the ICS and GCS write-off period revision previously discussed.

	3/10	12/09	3/09
USCS Net write-off rate	1.7%	1.9%	4.9%
ICS/GCS Net loss ratio (as a % of charge volume)**†	0.38%	0.22%	0.24%

USCS 30 days past due as a % of total	1.9%	1.8%	3.7%
ICS/GCS 90 days past billings as a % of total**	0.9%	1.6%	2.7%

Worldwide Receivables (billions)	$33.7	$33.7	$30.3
Reserves (millions)	$498	$546	$810
% of receivables	1.5%	1.6%	2.7%

 _________________________________________________

*  There are no off-balance sheet charge card securitizations.

**  Effective January 1, 2010, the Company revised the time period in which past due cardmember receivables in ICS and GCS are written off to when they are 180 days past due or earlier, consistent with applicable bank regulatory guidance and the write-off methodology adopted for USCS in 4Q’08. Previously, receivables were written off when they were 360 days past billing or earlier. Therefore, the net write-offs for 1Q’10 include net write-offs of approximately $60MM for ICS and approximately $48MM for GCS resulting from this write-off methodology change, which increased the net loss ratio and decreased the 90 days past billing metrics for these segments, but did not have a substantial impact on provisions for losses. If these amounts had been excluded from net write-offs, the combined net loss ratio for ICS/GCS would have been 0.13%.

†  Beginning with 1Q’10, the Company has revised the net loss ratio to exclude net write-offs related to unauthorized transactions, consistent with the methodology for calculation of the net write-off rate for USCS.  The metrics for prior periods have not been restated for this change, as it was deemed immaterial.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

•
Cardmember Loan Provision for Losses:  Decreased 51%, primarily reflecting a lower USCS cardmember reserve level at 3/31/10 versus the level at 1/1/10 after the effect of the new GAAP adopted effective January 1, 2010, due to improving credit performance, partially offset by an increase related to the inclusion of expense for written-off securitized loans, which was previously reported in securitization income, net.  Please see the “Total Portfolio” discussion on pages 17-18.

-	Worldwide Loans:*
--	The net write-off rate and past due rates decreased versus last year and last quarter. The write-off and past due rates in each period reflect the impact of various customer assistance programs.

	3/10	12/09	3/09
Net write-off rate	7.0%	7.4%	8.0%
30 days past due as a % of total	3.3%	3.6%	4.9%

Total Loans (billions)	$57.6	$32.8	$36.7
Reserves (millions)	$5,314	$3,268	$3,013
% of total loans	9.2%	10.0%	8.2%
% of 30 days past due accounts	277%	279%	168%

•	Other Provision for Losses: Decreased $25MM versus last year reflecting lower merchant-related reserves.

•	Marketing and Promotion Expenses: Increased 72% versus last year, reflecting the increased investment spending resulting from better credit and business trends in 1Q‘10.

•
Cardmember Rewards Expense:  Increased 44%, primarily due to higher redemption rates, reflecting various redemption option value improvements and a more tenured user base due to recent low acquisition levels; greater rewards-related spending volumes; redemption mix changes; and increased co-brand expenses.

•	Cardmember Services Expenses: Increased 34%, primarily reflecting higher volume-related expense and higher insurance claims and benefits.

•
Salaries and Employee Benefits Expense: Increased 6%, primarily reflecting higher incentive compensation expense, the impact of foreign currency translation and severance costs in GCS.  These were partially offset by lower employee levels and related expenses due to the benefits of the Company’s reengineering initiatives.

•	Professional Services Expense: Increased 8%, reflecting higher technology-related expenses, partially offset by benefits related to the Company’s reengineering initiatives.

•	Occupancy and Equipment Expense: Increased 7%, primarily reflecting higher software expenses and costs related to certain property exits.

•	Communications Expense: Decreased 9%, driven by lower postage and telephone-related expenses.

•
Other, Net Expense:  Increased 91%, primarily reflecting a $63MM favorable impact related to hedge ineffectiveness in 1Q’09 versus a $9MM favorable impact in 1Q’10, partially offset by lower expenses from the CPS acquisition.

*All loan statistics are presented here on a GAAP basis.  “Total Portfolio” basis credit quality statistics for 1Q’10 are the same as GAAP basis.  For prior periods, “Total Portfolio” basis credit quality statistics are available in the First Quarter 2010 Earnings Release, American Express Company Consolidated Selected Statistical Information pages.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
CONSOLIDATED

Supplemental Information – Tangible Common Equity and Total Adjusted Assets

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 (“Subordinated Debentures”), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its “tangible common equity” and “total adjusted assets”, as defined in the Subordinated Debentures.  The Company’s consolidated “tangible common equity” amount as of the end of any fiscal quarter means the total shareholders’ equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet.  The Company’s “total adjusted assets” as of the end of any fiscal quarter is calculated as the sum of (i) total consolidated assets as reflected on the Company’s balance sheet minus (ii) non-securitized Cardmember loan receivables (without deduction for reserves), which are set forth on the Company’s balance sheet, plus (iii) total (i.e., securitized and non-securitized-which the Company formerly referred to as the “managed” basis presentation) worldwide Cardmember loan receivables as reported by the Company for such fiscal quarter.  Upon the adoption of a change in GAAP governing transfers of financial assets beginning January 1, 2010, the Company’s “total consolidated assets” as reflected on the Company’s balance sheet now are the same amount as would be calculated as “total adjusted assets” as defined in the Subordinated Debentures before the change in GAAP.  As of March 31, 2010, the Company’s “tangible common equity” was $10B and its “total adjusted assets” as defined in the Subordinated Debentures, were $143B.  As of March 31, 2010, the consolidated assets as reflected on the Company’s balance sheet were also $143B.

CORPORATE & OTHER SEGMENT

•	Net expense was $53MM in 1Q‘10 compared with a net expense of $72MM in 4Q‘09 and net income of $67MM in 1Q‘09.

-	1Q‘10 included:
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively;
--	$9MM of after-tax cost related to certain property exits;
--	Higher net interest expense related to the cost of carrying increased debt and liquidity levels; and
--	Higher incentive compensation and benefits expense.

-	4Q‘09 included:
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively;
--	$8MM of net after-tax benefit related to the Company’s reengineering initiatives;
--	Higher net interest expense related to the cost of carrying increased debt and liquidity levels; and
--	$39MM of after-tax cost related to certain property exits.

-	1Q‘09 included:
--
$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively.

* In accordance with the new GAAP adopted effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.

** Proprietary cards only.

*** Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the First Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended March 31,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, net card fees and other	$2,317	$2,195	6%
Securitization income, net*	NA	141	-
Interest income	1,411	928	52
Interest expense	190	162	17
Net interest income	1,221	766	59
Total revenues net of interest expense	3,538	3,102	14
Provisions for losses	687	1,383	(50)
Total revenues net of interest expense after provisions for losses	2,851	1,719	66
Expenses
Marketing, promotion, rewards and cardmember services	1,301	889	46
Salaries and employee benefits and other operating expenses	873	852	2
Total	2,174	1,741	25
Pretax segment income (loss)	677	(22)	#
Income tax provision (benefit)	249	(15)	#
Segment income (loss)	$428	$(7)	#

# Denotes a variance of more than 100%.

Statistical Information	Quarters Ended March 31,		Percentage Inc/(Dec)
	2010	2009
Card billed business (billions)	$84.9	$78.0	9%
Total cards-in-force (millions)	39.5	43.4	(9)
Basic cards-in-force (millions)	29.4	32.3	(9)
Average basic cardmember spending** (dollars)	$2,884	$2,391	21
Segment capital (millions)***	$5,311	$4,512	18
Return on average segment capital***	15.8%	9.4%
Return on average tangible segment capital***	17.2%	10.1%

-	Billed Business: The 9% increase in billed business reflects the 21% increase in average spending per proprietary basic cards-in-force, partially offset by a 9% decrease in basic cards-in-force.
--	Within the U.S. consumer business, billed business increased 10%; small business volumes increased by 6%.

-
Total cards-in-force:  Decreased by 3.9MM, or 9%, versus last year, reflecting the effects of certain credit-related actions in 2009, including the cancellation of a total of approximately 2.6MM inactive cards during 2Q’09 and relatively low card acquisition investments last year.

P&L Discussion:

•	Segment Income: Increased to $428MM from a loss of $7MM in 1Q’09, as total revenues net of interest expense increased 14%, provisions for losses decreased 50% and expenses increased by 25%.

-	1Q‘10 included a $1MM ($1MM after-tax) net benefit related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 19.1% in 1Q‘10 compared with (0.7%) in 1Q‘09.
-	Effective Tax Rate: Was 37% in 1Q’10 compared with 68% in 1Q‘09. The high rate in 1Q ‘09 reflects the impact of recurring tax benefits on a pre-tax loss.

•
Discount Revenue, Net Card Fees and Other:  Increased 6%, driven by the new GAAP adopted effective January 1, 2010, which led to the inclusion of fees formerly recorded in securitization income, net, within discount revenue, net card fees and other.  In addition, this line reflects higher billed business volumes as well as increased travel revenues, partially offset by lower delinquency and over-limit fees, decreased net card fees and lower other revenues.

•	Securitization Income, Net: Was not applicable in 1Q’10 due to the new GAAP adopted effective January 1, 2010, versus $141MM in 1Q’09.

•
Interest Income:  Increased 52%, due to the 1Q’10 consolidation of securitized cardmember loans, partially offset by a lower loan portfolio yield and reduced average balances of non-securitized cardmember loans.  The lower yield was driven by reduced market interest rates, the impact of various customer assistance programs, and the CARD Act, partially offset by the benefits of certain repricing initiatives.

•
Interest Expense:  Increased 17%, reflecting higher expense related to the 1Q’10 consolidation of off-balance sheet debt, partially offset by a lower market interest rate-driven cost of funds and reduced funding requirements due to a reduction in the average balances of non-securitized cardmember loans.

•
Provisions for Losses:  Decreased 50%, principally reflecting improving cardmember loan and charge card credit trends and a lower average balance of non-securitized loans, partially offset by the impact of write-offs on the securitized cardmember loans.

-	Charge Card:*
--	The net write-off rate decreased versus last year and last quarter. The past due rate decreased versus last year but increased versus last quarter.

	3/10	12/09	3/09
Total Receivables (billions)	$16.6	$17.8	$15.6
Net write-off rate	1.7%	1.9%	4.9%
30 days past due as a % of total	1.9%	1.8%	3.7%

-	Cardmember Loans:**
--	The net write-off and past due rates decreased versus last year and last quarter. The write-off and past due rates during each period reflect the impact of various customer assistance programs.

	3/10	12/09	3/09
Total Loans (billions)	$49.2	$23.5	$28.2
Net write-off rate	7.2%	8.0%	8.5%
30 days past due as a % of total	3.3%	3.7%	5.1%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 46%, reflecting higher rewards costs and increased marketing and promotion expenses.

•
Salaries and Employee Benefits and Other Operating Expenses:  Increased 2%, reflecting a portion of the favorable impact related to hedge ineffectiveness in 1Q’09 and higher technology-related expense in 1Q’10, partially offset by the benefits from reengineering activities.

*There are no off-balance sheet charge card securitizations.

**GAAP basis. See pages 17-18 for “Total Portfolio” Cardmember loan information.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

Total Portfolio Information

Beginning January 1, 2010, the Company’s securitized portfolio of cardmember loans and related debt is consolidated on its balance sheet in accordance with the new GAAP adopted effective January 1, 2010.  Going forward, the Company will present certain financial and statistical information relating to the performance of its business (or particular segments of its business, e.g., USCS) based on its “total portfolio” of cardmember loans and related debt as follows:

- For periods ending after January 1, 2010, total portfolio information is based on the Company’s entire portfolio of cardmember loans and related debt determined in accordance with GAAP; and

- For periods ending on or prior to December 31, 2009, total portfolio information is based on the Company’s historical non-GAAP, or “managed” basis presentation.

Historical Presentation of GAAP Basis (previously referred to as “Owned”) vs. Total Portfolio Basis (previously referred to as “Managed”):

For periods ended on or prior to December 31, 2009, the Company’s cardmember loan and related debt performance information on a GAAP basis were referred to as the “owned” basis presentation. For such periods, the Company also provided such information on a non-GAAP “managed” basis, which is now referred to as total portfolio basis.  The total portfolio basis presentation assumed there had been no off-balance sheet securitizations for the Company’s USCS segment (the Company does not currently securitize its international cardmember loans), resulting in the inclusion of all securitized cardmember loans and related debt in the Company’s Total Portfolio performance information.

Under the GAAP basis presentation prior to a securitization, revenues and expenses from cardmember loans and related debt were reflected in the Company’s income statements in other commissions and fees, net interest income and provisions for losses for cardmember loans.  At the time of a securitization transaction, the securitized cardmember loans were removed from the Company’s balance sheet, and the resulting gain on sale was reflected in securitization income, net, as well as a reduction to the provisions for losses (credit reserves were no longer recorded for the cardmember loans once sold).  Over the life of a securitization transaction, the Company recognized the net cash flow from interest and fee collections on interests sold to investors (the investors’ interests) after deducting interest paid on the investors’ certificates, credit losses, contractual service fees, other expenses and changes in the fair value of the interest-only strip (referred to as “excess spread”).  These amounts, in addition to servicing fees and the non-credit components of the gains/(losses) from securitization activities were reflected in securitization income, net.  The Company also recognized interest income over the life of the securitization transaction related to the interest it retained (i.e., the seller’s interest).  At the maturity of a securitization transaction, cardmember loans on the balance sheet increased, and the impact of the incremental required loss reserves was recorded in provisions for losses.

Under the total portfolio basis presentation, revenues and expenses related to securitized cardmember loans and related debt are reflected in other commissions and fees (included in discount revenue, net card fees and other), interest income, interest expense and provisions for losses.   In addition, there is no securitization income, net as this presentation assumes no securitization transactions have occurred.

Historically, the Company included USCS information on a total portfolio basis, as that was the manner in which the Company’s management viewed and managed the business.  Management believed that a full picture of trends in the Company’s cardmember loans business could only be derived by evaluating the performance of both securitized and non-securitized cardmember loans, as the presentation of the entire cardmember loan portfolio was more representative of the economics of the aggregate cardmember relationships and ongoing business performance and related trends over time.  The total portfolio basis presentation also provided investors a more comprehensive assessment of the information necessary for the Company and investors to evaluate the Company’s market share.

For additional information on the differences between the Company’s historical GAAP (owned) and total portfolio (managed) basis presentations, see the Company’s 2009 Financial Review included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2009.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

The following table sets forth total portfolio financial information for 1Q’10 and 1Q’09.  The 1Q’10 financial information was determined in accordance with the new GAAP adopted effective January 1, 2010.  The 1Q’09 information includes the GAAP (owned) basis presentation, together with the adjustments for securitization activity to arrive at the non-GAAP total portfolio (managed) basis presentation.  For additional information, please see the total portfolio discussion on page 17.

	Quarters Ended			Percentage
(millions)	March 31,			Inc/(Dec)
	2010	2009
Discount revenue, net card fees and other:
Reported for the period (GAAP)	$2,317	$2,195		6%
Securitization adjustments	NA	99		-
Total portfolio discount revenue, net card fees and other	$2,317	$2,294		1

Interest income:
Reported for the period (GAAP)	$1,411	$928		52%
Securitization adjustments	NA	886		-
Total portfolio interest income	$1,411	$1,814		(22)

Securitization income, net*:
Reported for the period (GAAP)	NA	$141		-
Securitization adjustments	NA	(141)		-
Total portfolio securitization income, net	NA	$-		-

Interest expense:
Reported for the period (GAAP)	$190	$162		17%
Securitization adjustments	NA	83		-
Total portfolio interest expense	$190	$245		(22)

Provisions for losses:
Reported for the period (GAAP)	$687	$1,383		(50)%
Securitization adjustments	NA	636	**	-
Total portfolio provisions for losses	$687	$2,019	**	(66)

•
Discount Revenue, Net Card Fees and Other:  Increased 1%, reflecting higher billed business volumes and increased travel revenues partially offset by reduced delinquency and over-limit fees, decreased net card fees and lower other revenues.

•
Interest Income: Decreased 22%, due to a decline of 15% in the average total portfolio loan balance and a lower portfolio yield. The lower yield was driven by reduced market interest rates, the impact of various customer assistance programs and the CARD Act, partially offset by repricing initiatives.

•	Interest Expense: Decreased 22%, due to a lower market interest rate-driven cost of funds and reduced funding requirements due to a lower average total portfolio cardmember loan balance.

•	Provisions for Losses: Decreased 66%, principally due to improving cardmember loan and charge card credit performance and a lower average loan balance.

-	Cardmember Loans:
--	The net write-off and past due rates decreased versus last year and last quarter. The write-off and past due rates during each period reflect the impact of various customer assistance programs.
	3/10	12/09	3/09
Total Loans (billions)	$49.2	$52.6	$56.5
Net write-off rate	7.2%	7.5%	8.5%
30 days past due as a % of total	3.3%	3.7%	5.1%

* In accordance with the new GAAP adopted effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.

**  Includes provisions for losses for off-balance sheet cardmember loans based on the same methodology as applied to on-balance sheet cardmember loans, except that any quarterly adjustment to reserve levels for on-balance sheet loans to address external environmental factors was not applied to adjust the provision expense for the securitized portfolio.

* Proprietary cards only.

** Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the First Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
INTERNATIONAL CARD SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended March 31,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, net card fees and other	$882	$787	12%
Interest income	363	365	(1)
Interest expense	106	108	(2)
Net interest income	257	257	-
Total revenues net of interest expense	1,139	1,044	9
Provisions for losses	158	335	(53)
Total revenues net of interest expense after provisions for losses	981	709	38
Expenses
Marketing, promotion, rewards and cardmember services	350	258	36
Salaries and employee benefits and other operating expenses	447	422	6
Total	797	680	17
Pretax segment income	184	29	#
Income tax provision (benefit)	33	(23)	#
Segment income	$151	$52	#

# Denotes a variance of more than 100%.

Statistical Information	Quarters Ended March 31,		Percentage Inc/(Dec)
	2010	2009
Card billed business (billions)	$24.4	$20.5	19%
Total cards-in-force (millions)	15.0	15.8	(5)
Basic cards-in-force (millions)	10.4	11.0	(5)
Average basic cardmember spending* (dollars)	$2,340	$1,823	28
Segment capital (millions)**	$2,117	$2,064	3
Return on average segment capital**	19.7%	11.2%
Return on average tangible segment capital**	26.5%	14.9%

-	Billed Business: The 19% increase in billed business reflects a 28% increase in average spending per proprietary basic cards-in-force partially offset by a 5% decrease in basic cards-in-force.
--
Adjusting for the impacts of foreign exchange translation, billed business and average spending per proprietary basic cards-in-force increased 6% and 14%, respectively.  Volume comparisons within the major geographic regions included a low-single-digit increase in Canada, mid-single-digit increases in Asia Pacific and Europe, and a low-double-digit increase in Latin America.

-
Total cards-in-force:  Decreased by 0.8MM, or 5%, versus last year, reflecting the effects of certain credit-related actions in 2009, including the cancellation of a total of approximately 200K inactive cards during 2Q’09 and 3Q’09 and relatively low card acquisition investments last year.

P&L Discussion

•
Segment Income:  Increased more than 100% to $151MM, as total revenues net of interest expense increased 9%, provisions for losses decreased 53% and expenses increased by 17%.  Both the revenue and expense comparisons were influenced by the translation impact of a weaker dollar during 1Q‘10.

-	Pretax Margin: Was 16.2% in 1Q‘10 compared with 2.8% in 1Q‘09.

-
Effective Tax Rate:  The tax rate was 18% in 1Q’10 compared with (79%) in 1Q’09.  The tax rates in both periods reflect the impact of recurring tax benefits on varying levels of pretax income. As indicated in previous quarters, this segment reflects the favorable impact of the consolidated tax benefit related to its ongoing funding activities outside the U.S., which is allocated to ICS under the Company’s internal tax allocation process.  The availability of this benefit in future years is largely dependent on a provision of the U.S. Internal Revenue Code that Congress has not yet acted to extend.

•
Discount Revenue, Net Card Fees and Other:  Increased 12%, driven primarily by the higher level of card spending, higher other commissions and fees, increased net card fees and slightly greater travel commissions and fees, partially offset by lower other revenues.

•	Interest Income: Decreased 1%, as a lower yield on cardmember loans was partially offset by higher lending card fees.

•	Interest Expense: Decreased 2% on a lower cost of funds, partially offset by increased funding requirements due to a higher average receivable balance.

•	Provisions for Losses: Decreased 53%, primarily reflecting improving cardmember loan and charge card credit trends.

-	Charge Card:*
--	The loss ratio increased versus last year and last quarter due the change in the write-off period previously discussed. The past billing rate decreased versus last year and last quarter.

	3/10	12/09	3/09
Total Receivables (billions)	$5.5	$5.9	$5.0
Net loss ratio (as a % of charge volume)**†	0.53%	0.37%	0.35%
90 days past billing as a % of total**	1.1%	2.1%	3.3%

-	Cardmember Loans:*
--	The net write-off rate decreased versus last year and last quarter. The past due rate decreased versus last year and was unchanged versus last quarter.

	3/10	12/09	3/09
Cardmember Loans (billions)	$8.4	$9.2	$8.5
Net write-off rate	5.5%	6.1%	6.4%
30 days past due as a % of total	3.3%	3.3%	4.2%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 36%, reflecting higher marketing and promotion expenses and greater rewards costs.

•
Salaries and Employee Benefits and Other Operating Expenses:  Increased 6%, reflecting higher professional services and technology-related expenses, partially offset by the benefits from the Company’s reengineering activities.

* There are no off-balance sheet charge card securitizations and no off-balance sheet international loan securitizations.

**Effective January 1, 2010, the Company revised the time period in which past due cardmember receivables in ICS are written off to when they are 180 days past due or earlier, consistent with applicable bank regulatory guidance and the write-off methodology adopted for USCS in 4Q‘08. Previously, receivables were written off when they were 360 days past billing or earlier. Therefore, net write-offs for 1Q’10 include net write-offs of approximately $60MM for ICS resulting from this write-off methodology change, which increased the net loss ratio and decreased the 90 days past billing metric for this segment, but did not have a substantial impact on provisions for losses.  If this amount had been excluded from net write-offs, the ICS net loss ratio would have been 0.17%.

†   Beginning with 1Q‘10, the Company has revised the net loss ratio to exclude net write-offs related to unauthorized transactions, consistent with the  methodology for calculation of the net write-off rate for USCS. The metrics for prior periods have not been restated for this change, as it was deemed immaterial.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
GLOBAL COMMERCIAL SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended March 31,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, net card fees and other	$1,069	$982	9%
Interest income	1	1	-
Interest expense	48	45	7
Net interest expense	(47)	(44)	7
Total revenues net of interest expense	1,022	938	9
Provisions for losses	78	47	66
Total revenues net of interest expense after provisions for losses	944	891	6
Expenses
Marketing, promotion, rewards and cardmember services	113	79	43
Salaries and employee benefits and other operating expenses	695	690	1
Total	808	769	5
Pretax segment income	136	122	11
Income tax provision	44	41	7
Segment income	$92	$81	14

Statistical Information	Quarters Ended March 31,		Percentage Inc/(Dec)
	2010	2009
Card billed business (billions)	$30.8	$25.1	23%
Total cards-in-force (millions)	7.0	7.3	(4)
Basic cards-in-force (millions)	7.0	7.3	(4)
Average basic cardmember spending* (dollars)	$4,400	$3,517	25
Segment capital (millions)**	$3,394	$3,560	(5)
Return on average segment capital**	10.1%	11.2%
Return on average tangible segment capital**	21.9%	24.7%

-	Billed Business: The 23% increase in billed business was driven by the 25% increase in average spending per proprietary basic cards-in-force partially offset by a 4% decrease in basic cards-in-force.
--
Adjusting for the impacts of foreign exchange translation: Billed business and average spending per proprietary basic cards-in-force increased 18% and 21%, respectively.  Volume increases of 20% within the U.S. compared to a high-single-digit increase in Canada, a low-double digit increase in Europe and strong double-digit increases in Asia Pacific and Latin America.

-	Total cards-in-force: Decreased by 0.3MM, or 4%, versus last year, driven by the impact of the global recession on corporate client employee and card levels.

P&L Discussion

•
Segment Income:  Increased 14% to $92MM as total revenues net of interest expense increased 9%, provisions for losses increased by 66% and expenses increased by 5%.  Both the revenue and expense comparisons were influenced by the translation impact of a weaker dollar during 1Q‘10.

-	1Q‘10 and 1Q‘09 included $18MM ($12MM after-tax) and $2MM ($1MM after-tax) of net costs, respectively, related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 13.3% in 1Q‘10 compared with 13.0% in 1Q‘09.

-	Effective Tax Rate: Was 32% in 1Q‘10 compared with 34% in 1Q‘09.

•
Discount Revenue, Net Card Fees and Other:  Increased 9%, as the increased level of card spending, greater travel commissions and fees and slightly higher net card fees were partially offset by decreased other revenues and reduced other commissions and fees.

•	Interest Income: Was unchanged.

•	Interest Expense: Increased 7%, primarily driven by increased funding requirements due to a higher average receivable balance, partially offset by a lower cost of funds, primarily in the U.S.

•	Provisions for Losses: Increased 66% on higher receivable levels and an enhancement to the GCS reserve methodology partially offset by improved credit performance within the underlying portfolio.

-	Charge Card:*
--	The loss ratio increased versus last year and last quarter due to the change in the write-off period previously discussed. The past billing rate decreased versus both last year and quarter.

	3/10	12/09	3/09
Total Receivables (billions)	$11.4	$9.8	$9.6
Net loss ratio (as a % of charge volume)**†	0.28%	0.14%	0.17%
90 days past billing as a % of total**	0.8%	1.4%	2.4%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 43%, primarily reflecting higher rewards costs and slightly greater marketing and promotion expenses.

•
Salaries and Employee Benefits and Other Operating Expenses: Increased 1%, reflecting higher net charges during 1Q‘10 related to reengineering and business-building initiatives, partially offset by the benefits from the Company’s reengineering activities and higher expenses in 1Q‘09 related to the CPS acquisition.

*  Proprietary cards only.

** Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the First Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
FIRST QUARTER 2010 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended March 31,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, fees and other	$949	$807	18%
Interest income	1	-	#
Interest expense	(47)	(50)	(6)
Net interest income	48	50	(4)
Total revenues net of interest expense	997	857	16
Provisions for losses	21	35	(40)
Total revenues net of interest expense after provisions for losses	976	822	19
Expenses
Marketing and promotion	166	64	#
Salaries and employee benefits and other operating expenses	395	372	6
Total	561	436	29
Pretax segment income	415	386	8
Income tax provision	148	136	9
Segment income	$267	$250	7

# Denotes a variance of more than 100%.

Statistical Information	Quarters Ended March 31,		Percentage Inc/(Dec)
	2010	2009
Global card billed business* (billions)	$161.0	$139.2	16%
Segment capital (millions)**	$1,361	$1,459	(7)
Return on average segment capital**	65.8%	90.8%
Return on average tangible segment capital**	67.4%	93.6%

Global Network Services:
Card billed business (billions)	$20.1	$14.8	36
Total cards-in-force (millions)	26.5	25.1	6

P&L Discussion

•
Segment Income: Increased 7% to $267MM, as total revenues net of interest expense increased 16%, provisions for losses decreased 40% and expenses rose 29%, on substantially higher marketing and promotion spending.  Both the revenue and expense comparisons were influenced by the translation impact of a weaker dollar during 1Q‘10.

-	1Q‘10 and 1Q‘09 included $1MM ($1MM after-tax) of net costs and $3MM ($2MM after-tax) of benefits, respectively, related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 41.6% in 1Q‘10 compared with 45.0% in 1Q‘09.

-	Effective Tax Rate: Was 36% in 1Q‘10 compared with 35% in 1Q‘09.

•
Discount Revenue, Fees and Other Revenue:  Increased 18%, reflecting an increase in merchant-related revenues, driven by the 16% increase in global card billed business, as well as higher volume driven GNS-related revenues.

•	Interest Income: Increased by $1MM.

•
Interest Expense:  The expense credit decreased 6% due to a lower funding rate-driven interest credit related to internal transfer pricing which recognizes the merchant services’ accounts payable-related funding benefit.

•	Provisions for Losses: Decreased by $14MM.

•	Marketing and Promotion Expenses: Increased by more than 100%, reflecting higher brand, merchant and partner-related marketing investments.

•	Salaries and Employee Benefits and Other Operating Expenses: Increased 6%, reflecting higher technology and volume-related expenses.

* There are no off-balance sheet charge card securitizations.

**Effective January 1, 2010, the Company revised the time period in which past due cardmember receivables in GCS are written off to when they are 180 days past due or earlier, consistent with applicable bank regulatory guidance and the write-off methodology adopted for USCS in 4Q‘08. Previously, receivables were written off when they were 360 days past billing or earlier. Therefore, the net write-offs for 1Q’10 include net write-offs of approximately $48MM for GCS resulting from this write-off methodology change, which increased the net loss ratio and decreased the 90 days past billing metric for this segment, but did not have a substantial impact on provisions for losses. If this amount had been excluded from net write-offs, the GCS net loss ratio would have been 0.11%.

† Beginning with 1Q‘10, the Company has revised the net loss ratio to exclude write-offs related to unauthorized transactions, consistent with the methodology for calculation of the net write-off rate for USCS. The metrics for prior periods have not been restated for this change, as it was deemed immaterial.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “plan”, “aim”, “will”, “may”, “should”, “could”, “would”, “likely”, and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  the Company’s ability to exceed for 2010 its on-average, over-time earnings per share growth target of 12 percent to 15 percent per annum, which will depend on, among other things, the factors described below, including the level of consumer and business spending, credit trends, expense management, currency and interest rate fluctuations and general economic conditions, such as unemployment and GDP growth; the Company’s ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company’s card products, (ii) the effectiveness of the Company’s credit models and (iii) the impact of recently enacted statutes and proposed legislative initiatives affecting the credit card business, including, without limitation, The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”); the impact of the Company’s efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the Company’s services, products and brands; the Company’s near-term write-off rates, including those for the second quarter of 2010, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans; consumer and business spending on the Company’s credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers’ spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the write-off and delinquency rates in the medium- to long-term of cardmembers added by the Company during the past few years, which could impact their profitability to the Company; the Company’s ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates that may give rise to basis risk, and credit spreads), which impact the Company’s borrowing costs, return on lending products and the value of the Company’s investments; the Company’s net interest yield on cardmember loans trending downward over time closer to historical levels, which will be impacted by the affects of the CARD Act and changes in consumer behavior that affect loan balances; the actual amount to be spent by the Company on marketing, promotion, rewards and cardmember services based on management’s assessment of competitive opportunities and other factors affecting its judgment and during 2010, the extent of provision benefit, if any, from lower than expected write-offs; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the Company’s ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the Company to return a portion of capital to shareholders, which will depend on the Company’s ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the Company’s status as a bank holding company; the ability of the Company to meet its objectives with respect to the growth of its brokered retail CD program, brokerage sweep account program and the direct deposit initiative, which will depend in part on customer demand, the perception of the Company’s brand and regulatory capital requirements; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company’s brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services’ bank partners in the United States with the benefits of greater cardmember loyalty and higher spend per customer  and benefits merchants through, among other things, greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the Company’s settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the Company’s existing operations; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the Company’s operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions, including, the ability of the Company to generate an annualized level of greater than $500 million of gross expense savings by 2012 from reengineering actions in its Global Services unit; the Company’s ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events affecting the airline or any other industry representing a significant portion of the Company’s billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company’s businesses and/or negative changes in the Company’s and its subsidiaries’ credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the Company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the Company’s future business growth, its credit ratings, market capacity and demand for securities offered by the Company, performance by the Company’s counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the Company’s ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions; accuracy of estimates for the fair value of the assets in the Company’s investment portfolio and, in particular, those investments that are not readily marketable; the ability of the Company’s charge card and lending trusts to maintain excess spreads at levels sufficient to avoid material set-asides or early amortization of the Company’s charge card and lending securitizations, which will depend on various factors such as income derived from the relevant portfolios and their respective credit performances; the increase in excess spread resulting from the designation of discount option receivables with respect to the American Express Credit Account Master Trust, which will depend in part on the monthly principal payment rate posted to accounts in, and the credit performance of, the securitized lending portfolio; the Company’s ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payments industry; the Company’s ability to attract and retain executive management and other key employees; the Company’s ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the Company’s businesses and infrastructure, including information technology, of terrorist attacks, natural disasters, intrusion into our infrastructure by “hackers” or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the administration’s proposal to impose a Financial Crisis Responsibility Fee at the rate of approximately 15 basis points on certain liabilities of banks, bank holding companies and other financial institutions with consolidated assets of at least $50 billion; the potential failure of the U.S. Congress to extend the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; the potential impact of the CARD Act and regulations adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the Company’s net income; accounting changes, including the implementation of changes to the accounting for off-balance sheet activities or other potential regulatory interpretations in this area, which, effective January 1, 2010, required the Company to consolidate the assets and liabilities of the lending securitization trust, thereby requiring the Company to reestablish loss reserves, which has in turn resulted in a reduction to the Company’s regulatory capital ratios and has also resulted in a change with respect to the presentation of its financial statements beginning with the first quarter of 2010, and which also could result in lower credit ratings on securities issued by the Company’s off-balance sheet securitization trusts as a result of the uncertainty with respect to the ability of rating agencies to continue to rely on the FDIC’s safe harbor rule regarding the isolation of securitized assets in the event of a sponsoring bank’s receivership or conservatorship, which in turn could adversely impact the Company’s ability to utilize securitizations as a component of its funding strategy; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company’s major businesses.  A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other reports filed with the SEC.